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                                                                      EXHIBIT 21



                            Z-Tel Technologies, Inc.
                              List of Subsidiaries



Z-Tel Communications, Inc., a Delaware Corporation

Z-Tel Network Services, Inc., a Delaware Corporation

Z-Tel Business Networks, Inc., a Delaware Corporation

Z-Tel, Inc., a Nevada Corporation

Z-Tel Communications of Virginia, Inc., a Virginia Corporation

Z-Tel Holdings, Inc., a Florida Corporation

Z-Tel Investments, Inc., a Delaware Corporation

Touch 1 Communications, Inc., an Alabama Corporation, d/b/a Z-Tel Consumer Services

direcCONNECT, Inc., an Alabama Corporation

direcTEL, Inc., an Alabama Corporation

direcTEL, Inc., a New Brunswick Corporation

Z-Tel Consumer Services, LLC, an Alabama Limited Liability Corporation